Exhibit 5.1

PARSONS BEHLE & LATIMER

50 West Liberty Street, Suite 750
Reno, Nevada 89501
Main 775.323.1601	A Professional Law Corporation
Fax 775.348.7250

May 15, 2024

The Board of Directors

Biotricity Inc.

Re:	Biotricity Inc.

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the ‘·Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of an aggregate of 2,095,238 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Biotricity Inc., a Nevada corporation (the ‘·Company”) issuable upon conversion of220 outstanding shares of Series B Convertible Preferred Stock that were issued to the Selling Stockholder (as defined in the Prospectus) pursuant to a securities purchase agreement, dated March 25, 2024.

As counsel to the Company, we have examined the Registration Statement, the Certificate of Designations of the Series B Convertible Preferred Stock (the “Certificate of Designations”) and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion letter and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the filing of the Registration Statement as it relates to the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We have assumed that the Company will, at the time of any issuance of the Shares of Common Stock pursuant to the Registration Statement, have a sufficient number of authorized but unissued shares of Common Stock pursuant to its Amended and Restated Articles of Incorporation, as amended, to so issue the relevant number of shares of Common Stock. We have also assumed that, at or prior to the time of the delivery of any of the shares of Common Stock, there will not have occurred any change in the law or the facts affecting the validity of the shares of Common Stock.

PARSONSBEHLE.COM

Biotricity Inc.

Board of Directors

May 15, 2024

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Certificate of Designations will be validly issued, fully paid and nonassessable.

We express no opinion as to matters governed by any laws other than the Revised Nevada Statutes and the federal laws of the United States of America, as in effect on the date hereof.

This opinion letter is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ PARSONS BEHLE & LATIMER